UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2021

CHEMBIO DIAGNOSTICS, INC.

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Wireless Blvd. Hauppauge, NY 11788
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, $0.01 par value	CEMI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.          Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2021, we filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing that Neil A. Goldman, our Executive Vice President and Chief Financial Officer, had notified us that he would be terminating his employment with our company. We have initiated a search process to identify and retain a successor chief financial officer. In the interim, effective as of November 8, 2021 Richard L. Eberly, our Chief Executive Officer and President, began serving as our principal financial officer and Atif Rizvi, our Vice President, Finance, began serving as our principal accounting officer.

Biographical information about Mr. Eberly can be found in our definitive proxy statement filed with the Securities and Exchange Commission on May 13, 2021.

Mr. Rizvi has served as our Vice President, Finance since November 2021 after having acted as our Controller from June 2019 to November 2021. Mr. Rizvi previously was employed by L3 Technologies, Inc. (now L3Harris Technologies, Inc.), a provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms, where he served as Assistant Segment Controller from July 2017 to June 2019, as a Financial Planning and Analyst Manager from August 2016 to June 2017, and in various other accounting and corporate finance roles from 2007 through 2017. Mr. Rizvi was a Premium Auditor at American International Group, Inc., a multinational finance and insurance corporation, from 2006 to 2007. Mr. Rizvi is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from York College of The City University of New York. He is 42 years old.

There are no family relationships between Mr. Rizvi and any of our existing directors or our executive officers, and Mr. Rizvi has not had any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Item 8.01	Other Events.

Extension of Delivery Schedule for Bio-Manguinhos Purchase Order

On July 20, 2021, we received a $28.3 million purchase order from Bio-Manguinhos, or the Bio-Manguinhos Purchase Order, for the purchase of DPP SARS-CoV-2 Antigen tests for delivery during 2021 to support the needs of Brazil’s Ministry of Health in addressing the COVID-19 pandemic. Bio-Manguinhos, a subsidiary of the Oswaldo Cruz Foundation (known as Fiocruz), is responsible for the development and production of vaccines, diagnostics, and biopharmaceuticals, primarily to meet demands of Brazil’s national public health system. For additional information, please see the information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission, which we refer to as the Third Quarter 10-Q, including without limitation the information set forth in the Third Quarter 10-Q under the headings “Part 1. Financial Information—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Events—July Purchase Orders” and “Part II. Other Information—Item 1A. Risk Factors—Because of our liquidity and operational limitations, including the availability of staffing and supply chain resources that are necessary but outside of our control, we will not be able to timely fulfill all of the requirements of the July Purchase Order from Bio‑Manguinhos and it is difficult to reliably estimate the extent to which we will be able to timely meet those requirements.”

As described in the Third Quarter 10-Q, our delivery of the full number of tests covered by the Bio-Manguinhos Purchase Order has been, and is expected to continue to be, negatively affected by limitations of our supply chain, staffing and liquidity, including matters that are outside our control. Because of those limitations, at the time of the filing of the Third Quarter 10-Q we expected that, as set forth in the Third Quarter 10-Q, we would be unable to deliver at least $11.5 million of the Bio-Manguinhos Purchase Order by December 31, 2021, the end of the shipment schedule under the order.

On November 12, 2021 Bio-Manguinhos notified us that it was extending the delivery schedule for shipments under the Bio‑Manguinhos Purchase Order to allow for a portion of the shipments into March 2022. We believe this extension provides us with an opportunity to timely deliver all of the shipments contemplated by the Bio‑Manguinhos Purchase Order, including the $11.5 million of shipments that, prior to the extension, we anticipated we would be unable to deliver by December 31, 2021. We expect, however, that our ability to manufacture tests covered by the July Purchase Order from Bio-Manguinhos will continue to be limited in the first quarter of 2021, and the number of uncertainties related to third parties—including the availability of required personnel, raw materials and other resources—continue to preclude us from reliably estimating the extent to which we will be able to fulfill the Bio‑Manguinhos Purchase Order on time and at an acceptable cost, or at all.

Submission of EUA Application for New DPP SARS-CoV-2 Antigen Test System

On November 15, 2021 we submitted an application for an emergency use authorization, or EUA, to the U.S. Food and Drug Administration for the new DPP SARS-CoV-2 Antigen test system.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: November 15, 2021	By:	/s/ Richard L. Eberly
Richard L. Eberly
Chief Executive Officer and President